Exhibit 99.1

WCI COMMUNITIES, INC. PRICES $200 MILLION PRIVATE OFFERING OF 6.875% SENIOR NOTES DUE 2021

Bonita Springs, FL, July 31, 2013 — WCI Communities, Inc. (NYSE: WCIC) (the “Company”) today announced that it has priced a $200 million in aggregate principal amount offering of 6.875% senior notes due 2021.  The notes will be guaranteed by certain of the Company’s wholly-owned subsidiaries. The notes will carry an interest rate of 6.875% and will mature on August 15, 2021. The closing of the offering is expected to occur on August 7, 2013, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the offering to voluntarily prepay the entire principal amount outstanding of its senior secured term notes due 2017, at a price equal to 101.0% of the principal amount, plus accrued and unpaid interest, and for general corporate purposes, including the acquisition and development of land and home construction.

The notes and related guarantees are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This notice is issued pursuant to Rule 135c of the Securities Act, and does not constitute an offer to sell the notes, nor a solicitation for an offer to purchase the notes, nor shall there be any offer, solicitation or sale of any notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

Certain statements contained in this release that are not historical information contain forward-looking statements.  The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied.  Further, certain forward-looking statements are based on assumptions of future events which may not prove to be accurate.  These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “contemplate,” “continue,” “possible,” “intend,” “may,” “might,” “will,” “could,” “would,” “should,” “forecast,” or “assume” or, in each case, their negative, or other variations or comparable terminology.  The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions.  While the Company believes that its assumptions are reasonable, it is difficult to predict the impact of known factors and, of course, it is impossible to anticipate all factors that could affect actual results.

You should keep in mind that any forward-looking statement made by the Company herein, or elsewhere, speaks only as of the date on which made.  New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it.  The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Contacts:

Scott Bowles, WCI Communities, Inc.

239-498-8481

ir@wcicommunities.com